SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        ________________

                          SCHEDULE 13G
                        ________________

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO. 2)*

              Texas Meridian Resources Corporation
                        (NAME OF ISSUER)

                  Common Stock, $.01 par value
                 (TITLE OF CLASS OF SECURITIES)

                           882545 10 6
                         (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement.[ ]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).



__________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       PAGE 1 OF 5 PAGES

                               13G

CUSIP No.  882545 10 6
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,157,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,157,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,157,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               8.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
               IA
_____________________________________________________________________________
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                        PAGE 2 OF 5 PAGES

                               13G

CUSIP No.  882545 10 6
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,157,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,157,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,157,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               8.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
               IN
_____________________________________________________________________________
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                        PAGE 3 OF 5 PAGES

          The Schedule 13G initially filed for the year ended December 31, 1993 of (i) Ardsley Advisory Partners and (ii) Philip J. Hempleman relating to the common stock, par value of $.01 per share (the "Common Stock"), issued by Texas Meridian Resources Corporation (the "Company") is hereby amended by this Amendment No. 2 to the Schedule 13G as follows:

ITEM 4.   OWNERSHIP.

          Item 4 is hereby replaced in its entirety by the following:

          (a)  Amount beneficially owned:  1,157,000

          (b)  Percent of class:

          8.0% (based on the 14,430,173 shares of Common Stock reported to be outstanding as of October 25, 1995, as reflected in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarter ended September 30, 1995.)

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote
                    0
               (ii) shared power to vote or to direct the vote
                    1,157,000
               (iii)sole power to dispose or to direct the disposition of
                    0
               (iv) shared power to dispose or to direct the disposition
                    of 1,157,000

          By virtue of Mr. Hempleman's position as managing partner of Ardsley Advisory Partners, Mr. Hempleman may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 1,157,000 shares of Common Stock held by the discretionary accounts managed by Ardsley Advisory Partners, constituting 8.0% of the shares of Common Stock outstanding and, therefore, Mr. Hempleman may be deemed to be the beneficial owner of such shares.




                        PAGE 4 OF 5 PAGES

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below Ardsley Advisory Partners and Philip J. Hempleman certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                            SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



                              February 13, 1996



                              /s/ PHILIP J. HEMPLEMAN
                              Philip J. Hempleman, as
                              Managing Partner of
                              Ardsley Advisory Partners




                              /s/ PHILIP J. HEMPLEMAN
                              Philip J. Hempleman


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